                                                                       Exhibit 5


                      McGuire, Woods, Battle & Boothe LLP
                               One James Center
                             901 East Cary Street
                           Richmond, Virginia 23219



                                March 24, 2000



Board of Directors
BOE Financial Services of Virginia, Inc.
323 Prince Street
Tappahannock, Virginia 22560

Ladies and Gentlemen:

     We are acting as your counsel in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed today by BOE Financial Services of Virginia, Inc. ("the Company") with the Securities and Exchange Commission with respect to 1,167,790 shares (the "Shares") of Common Stock, $5 par value, of the Company. You have requested our opinion concerning certain corporate matters.

     We are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of Virginia.

     2. The Shares have been duly authorized and, when issued in the statutory exchange of Bank of Essex shares in accordance with the Proxy
Statement/Prospectus which is a part of the Registration Statement, will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to our firm under the heading "Legal Matters" in the Proxy Statement/Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,

                                        /s/  McGuire, Woods, Battle & Boothe LLP